Exhibit 99.1
APOLLO GROUP NAMES SEAN B.W. MARTIN GENERAL COUNSEL
PHOENIX — September 24, 2010 — Apollo Group, Inc. (NASDAQ: APOL) today announced that Sean B.W. Martin has been named Senior Vice President, General Counsel and Secretary. Mr. Martin will report to the Office of the CEO.
“We’re very pleased to have Sean join the Apollo Group leadership team,” said Chas Edelstein, Apollo Group’s Co-Chief Executive Officer. “His abundance of legal expertise, coupled with extensive work in the corporate and government sectors, make him an excellent fit for Apollo. We’re proud to have him.”
Mr. Martin’s legal experience spans more than 20 years. He most recently served as Vice President of Corporate Law and Assistant Secretary for Amgen, a Fortune 500 biotechnology company. At Amgen, Mr. Martin managed corporate legal matters, including corporate governance, SEC filings, merger and acquisition activities, investor relations and complex regulatory issues.
Prior to joining Amgen, Mr. Martin served as Vice President and Deputy General Counsel at Fresenius Medical Care North America, where he oversaw commercial litigation, regulatory affairs, torts, product liability, medical malpractice, labor and employment matters and intellectual property issues.
Previously in his career, Mr. Martin was a partner at the law firm Foley & Lardner. Prior to that, Mr. Martin spent nearly nine years as Assistant U.S. Attorney for the Northern District of Illinois. In addition, Mr. Martin has served as an adjunct professor at the Loyola University School of Law. He earned a Bachelor of Arts in History from the University of Michigan, as well as a JD from Harvard Law School, where he graduated magna cum laude.
Mr. Martin succeeds P. Robert Moya, who earlier this year announced his retirement as Apollo Group’s Executive Vice President, General Counsel and Secretary. As previously announced, Mr. Moya will serve as Executive Vice President, Special Projects, until October 31, 2010; he will then serve the Company as a Senior Advisor until August 31, 2011.
“We thank Bob for his service and dedication to Apollo Group and our leadership team, and for the instrumental role he played in building our outstanding legal department,” added Edelstein.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, masters and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development, College for Financial Planning and Meritus University. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of May 31, 2010). For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Alex Clark ~ (310) 773-7398 ~ alex.clark@apollogrp.edu

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